PRELIMINARY COPY SUBJECT TO COMPLETION
DATED MARCH 25, 2010

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☒          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

MCG CAPITAL CORPORATION
(Name of Registrant as Specified in Its Charter)

WESTERN INVESTMENT LLC
WESTERN INVESTMENT HEDGED PARTNERS L.P.
WESTERN INVESTMENT INSTITUTIONAL PARTNERS LLC
WESTERN INVESTMENT TOTAL RETURN PARTNERS L.P.
WESTERN INVESTMENT TOTAL RETURN FUND LTD.
ARTHUR D. LIPSON
BRUCE W. SHEWMAKER

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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2

Western Investment LLC (“Western Investment”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies by Western Investment at the 2010 annual meeting of shareholders (the “Annual Meeting”) of MCG Capital Corporation (the “Company”).  Western Investment has filed a definitive proxy statement with the SEC with regard to the Annual Meeting.

Item 1:  On April 26, 2010, Western Investment delivered the following letter to shareholders of the Company:

MCG CAPITAL DESERVES BETTER MANAGEMENT!

VOTE WITH WESTERN INVESTMENT TO HELP MAKE THAT HAPPEN

Dear Fellow Stockholder,

MCG Capital Corporation (“MCGC” or the “Company”) is having its 2010 annual stockholders meeting in a few weeks.  This is a crucial meeting that will play a major role in determining the future of your investment in MCGC.

First, let’s review some lowlights of MCGC’s history:

•
MCGC’s long-term share price performance has been abysmal.  A purchase of 1,000 shares in the Company’s initial public offering on November 28, 2001 at $17.00 per share would have resulted in a net loss of $5,153.80 as of March 31, 2010.  That’s a negative annualized return, or a loss, of -4.2% PER YEAR.  A similar investment in the Russell 2000 Index, a Company chosen comparison, would have resulted in a gain of nearly $11,000.  An investment in this benchmark would have given you twice the value of an investment in MCGC.

•	MCGC’s investment performance has racked up astounding losses. MCGC reported an incredible $191.9 million investment loss in 2009.

•
MCGC’s Board of Directors has a pattern of rewarding poor performance with excessive compensation.  MCGC’s CEO, Steven F. Tunney, has received over $4.4 million in total compensation over the past three years, and MCGC’s other officers have received over $15.3 million over the past three years.  The Board is paying Wall Street compensation for practically foreclosure results.

•
MCGC’s share price traded at less than two-thirds of its net asset value as of March 31, 2010.  With results like these, we are not surprised the market values the Company’s stock at such a large discount to its net asset value.

Western Investment Offers Stockholders a Choice

Western Investment has been a long term holder of MCGC and owns over 1.5 million shares.  We have commenced this solicitation because we are deeply concerned about the future value of our investment with Mr. Tunney leading the way.  We are convinced that new investment management is required, and that additional independent stockholder voices in the boardroom are crucial.

Despite this record of failure and losses, the Tunney-led Board is asking you to approve proposals that would allow them to issue stock below net asset value in a dilutive offering, sell securities convertible into up to 10 million shares, reload their option plan with 2.55 million shares and add 50,000 shares to the directors’ stock plan.  Their inept management has delivered a stock that recently sold for less than two-thirds of its net asset value, and they ask you to OK selling more of it at a discount?

Source: MSN Money

This chart of MCGC’s price history over the past several years shows the ugly truth.  Management may play up recent improvements, but we believe that much of this recent improvement is a result of Western Investment’s nominations.  MCGC’s long-term history is embarrassing.  An independent, competent and experienced stockholder voice in the Boardroom is needed now.  VOTE THE GOLD PROXY TODAY.

Do you think this Company could raise new money to invest at net asset value?  We believe the market’s answer is a resounding NO.  That is why the stock has traded consistently at a large discount to net asset value, or NAV.  The Board does not seem to care, their apparent answer is to seek authority to sell more stock below NAV, dilute existing stockholders, and we believe to gamble with your investment.

The Time for New Management is Now

Western Investment previously took a similar stand against what it believed to be the disastrous investment strategy of Sunset Financial Resources, Inc. with its potential merger with Alesco Financial Trust.  We campaigned against the transaction.  We were right.  The transaction proceeded forward over our objections and was an unqualified disaster ─ Sunset’s stock price went from over $9.00 in the quarter preceding the transaction to less than $1.00 two years later.

MCGC’s management last raised money from stockholders at exactly the wrong time in 2007 to make investments at the top of the credit cycle.  MCGC then reported investment losses of $191.9 million in 2009.  We are afraid a pattern of failure has developed.  Western Investment has a long history of working to improve value for all stockholders.  Support Western Investment to prevent this disaster from repeating itself.

Every Stockholder Deserves a Voice in the Management of Their Investment

We believe that current management is no longer best suited to maximizing stockholder value.  They have had more than three years to prove themselves and have come up empty.  If elected, our nominees, Arthur Lipson and Bruce Shewmaker, both experienced investment professionals, will work with the other members of the Board to identify and retain new managers capable of turning the Company around.  Western Investment is not looking to manage the MCGC portfolio or receive any management or similar fees.  We are looking to benefit along with all of MCGC’s other stockholders ─ from improved performance.

We have had discussions with Michael Tokarz, Chairman and Portfolio Manager of MVC Capital and Chairman of the Tokarz Group, a private merchant bank that he founded, regarding his (or his affiliate) managing all or a portion of the Company’s portfolio, and he would be willing to discuss such involvement with the new Board.  Mr. Tokarz has over 30 years of experience in lending and investments, and was a General Partner of Kohlberg, Kravis and Roberts & Co. (KKR), one of the world’s most experienced and successful private equity firms.  MVC is a business development company, as is MCGC.  In contrast to MCGC’s poor performance, MVC has generated annualized NAV growth of over 15% since Mr. Tokarz took over in 2003.

We believe that Mr. Tokarz, or another similarly talented and experienced manager, is required if the Company is to generate the returns and growth stockholders deserve.  Instead of seeking out and retaining competent management, the Board is asking you to hand current management the ability to sell more shares at less than their underlying value.  We don’t understand why a board would put more cash in the hands of a management team that has so obviously failed, and do so at the expense of the stockholders it was elected to represent.  It is obvious to us that change is required at the board level.  A board that asks stockholders to give inept management the ability to dilute current stockholders’ investment in an attempt to invest their way out of the hole they dug all of us into simply baffles us.

We urge you to vote the GOLD proxy today by following the simple instructions for telephone or internet voting on the GOLD proxy card.  Alternatively, you can sign date and return your GOLD proxy in the postage paid envelope provided.

If you have any questions or require assistance in voting, please contact our proxy solicitor at the numbers given below.

Thank you for your support!

/s/ Arthur D. Lipson	/s/ Bruce W. Shewmaker

Arthur D. Lipson	Bruce W. Shewmaker

Give your investment a fresh start.
Elect directors that will hold themselves accountable.
Directors that will represent your interests.
Directors with a meaningful stake in the Company.
Directors willing to create change!

If you have any questions or need assistance voting your Shares, please call:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022

Stockholders Call Toll-Free at: (877) 687-1874
Banks and Brokers Call Collect at: (212) 750-5833

You may also contact Western Investment LLC via email at
info@fixmyfund.com